SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT





             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report: August 2, 1996




                PACIFIC GAS AND ELECTRIC COMPANY
     (Exact name of registrant as specified in its charter)



California                    1-2348              94-0742640

(State or other juris-      (Commission         (IRS Employer
diction of incorporation)   File Number)   Identification Number)

77 Beale Street, P.O.Box 770000, San Francisco, California 94177
       (Address of principal executive offices) (Zip Code)





Registrant's telephone number, including area code:(415) 973-7000
Item 5.  Other Events

The following information includes forward-looking statements that involve a number of risks, uncertainties and assumptions. A number of factors which could cause actual results to differ materially from those indicated in the forward-looking statements are described in more detail below.

A.   Electric Industry Restructuring - Sunk Cost Filing

Pursuant to the California Public Utilities Commission's (CPUC) December 1995 Electric Industry Restructuring order, on August 1, 1996, PG&E submitted an application to the CPUC which identifies and, to the extent possible at this time, values non-nuclear generation-related sunk costs that will be eligible for recovery in the Competition Transition Charge (CTC) to be implemented on January 1, 1998. Sunk costs are just one component of the stranded costs eligible for recovery through the CTC; others include the net present value of above-market revenue requirements associated with PG&E's Diablo Canyon Nuclear Power Plant (Diablo Canyon) and power purchase contracts. For purposes of the application, sunk costs are non-nuclear generation-related costs that are fixed and unavoidable. Sunk costs include costs incurred in the past that are currently included in rates, such as the original cost of generation facilities, less depreciation, and regulatory assets which represent costs incurred in the past that have not yet been fully recovered in rates. PG&E indicates that the net book value of these costs as of December 31, 1995, was $4.4 billion. The other category of sunk costs identified in PG&E's filing are fixed generation-related costs that will be incurred in the future, such as fossil decommissioning costs.
The future value of these costs is estimated to be $1.8 billion, resulting in total estimated sunk costs of $6.2 billion. Other CTC-eligible costs related to employee transition are identified but not valued in this filing.

In its filing, PG&E notes that certain future generation costs have been excluded from these estimates consistent with PG&E's Restructuring Rate Settlement (Restructuring Agreement). The Restructuring Agreement was executed by PG&E and a broad spectrum of agricultural, commercial, industrial, union, independent power and consumer groups endorsing PG&E's earlier proposal to modify the Diablo Canyon Rate Case Settlement and implement a customer electric rate freeze. PG&E agreed to exclude from the CTC certain future generation costs if the Restructuring Agreement is accepted by the CPUC. If costs PG&E has agreed to exclude were included in PG&E's sunk cost estimates, PG&E's aggregate sunk costs would increase to $6.8 billion.

B.   California Legislative Conference Committee on Electric
Industry  Restructuring - Response to Data Request Regarding
Stranded Costs

On July 25, 1996, PG&E provided a partial and qualified response to a data request issued July 17, 1996, by the California
Legislative Conference Committee on Electric Industry
Restructuring. Among other things, the data request asked for an estimate of the total stranded costs expected to be recovered through a CTC under the CPUC's restructuring plan.

In its response, PG&E noted that any forecast of the CTC is inextricably tied to the assumptions made at the time of the analysis. The forecast provided in response to the data request differs from the information filed with the CPUC in December 1994 by PG&E, which assumed both higher market prices (which lower the CTC estimate) and higher expected revenues (net present value) for Diablo Canyon power. PG&E's latest response put these two forecasts on a comparable basis, showing that had PG&E used lower market price forecasts in December 1994, the CTC estimate at that time would have been about $4 billion higher than the current estimate, which reflects the Restructuring Agreement. The differential is in large part a reflection of the revised ratemaking treatment for Diablo Canyon under the Restructuring Agreement.





               Comparison of Old and New CTC Forecasts

                            Dec. 1994 Filing     PG&E's Proposal
               Dec. 1994     at New Market       (Restructuring
                 Filing          Prices            Agreement)
               ---------    -----------------   ----------------

Assumption       4.5 to 6.7     2.5 to 3.5         2.5 to 3.5
for 1998 Market    cents/kWh    cents/kWh           cents/kWh
Price Range

Resultant CTC     3.5 to 11     14.5 to 17.5       10.5 to 14
range ($ billion)

Any estimate of stranded costs depends on, among other things,
(i) forecasts of future market prices, (ii) estimates of the amount and categories of sunk costs eligible for stranded cost recovery and (iii) future market valuations of PG&E's generation assets that exceed book value and decommissioning costs. It is highly uncertain what market prices will result from the proposed power exchange structure. In preparing its estimates of the CTC, PG&E has used a range for the market price which reflects recent assumptions in its own and other parties' studies. Market prices could differ materially from those assumed in the estimates. Factors that could impact future market prices include not only the operation of the proposed power exchange market structure, but also changes in gas prices, changes in inflation rates, levels of new technology costs and the potential oversupply of generation within the market. The costs which will be eligible for recovery under the CTC mechanism will be determined by the CPUC, based on PG&E's July 31, 1996, sunk cost application and its August 30, 1996, CTC application.


                              PACIFIC GAS AND ELECTRIC COMPANY


                                 GORDON R. SMITH
                              By ________________________________
                                 GORDON R. SMITH
                                 Senior Vice President and
                                 Chief Financial Officer
Dated:  August 2, 1996